UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2022

Verve Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40489	82-4800132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Technology Square, Suite 901 Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 603-0070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VERV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 9, 2022, Verve Therapeutics, Inc. (the “Company”) announced its financial results for the quarter ended June 30, 2022. The full text of the press release issued by the Company in connection with the announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of John Evans from the Board of Directors

On August 3, 2022, John Evans notified the Chairman of the Company’s Board of Directors (the “Board”) of his decision to resign, effective August 4, 2022, from his position as a member of the Board. Mr. Evans’ resignation did not result from any disagreements with management or the Board. Mr. Evans was a Class I director of the Company.

Election of Lonnel Coats to the Board of Directors

On August 5, 2022, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Lonnel Coats as a member of the Board and as a member of the Audit Committee of the Board, effective as of August 8, 2022. Mr. Coats was designated as a Class I director with a term expiring at the 2025 annual meeting of the stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board has determined that Mr. Coats is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations.

Mr. Coats, age 58, has served as Chief Executive Officer and Director of Lexicon Pharmaceuticals, Inc., a biopharmaceutical company, since July 2014., and previously served as Lexicon's President and Chief Executive Officer from July 2014 to October 2021. From 1996 through June 2014, Mr. Coats served in a series of leadership positions at Eisai Inc. and Eisai Corporation of North America, U.S. subsidiaries of Tokyo-based Eisai Co., Ltd., a Japanese pharmaceutical company, including as Chief Executive Officer of Eisai Inc. from 2010 to June 2014 and as President and Chief Operating Officer of Eisai Inc. from 2004 to 2010. As President and Chief Executive Officer of Eisai, Mr. Coats oversaw the commercialization of Eisai products in the therapeutic areas of oncology, neurology, GI, epilepsy and metabolic disorders. He also led the diversification of Eisai's business through over $5 billion in strategic acquisitions, licensing and partnerships, which included the acquisition of MGI Pharma in 2008 and the licensing of Belviq in 2011. Prior to joining Eisai, Mr. Coats spent eight years with Janssen Pharmaceuticals, Inc., a division of Johnson & Johnson, where he held a variety of management and sales positions. Mr. Coats has served on the board of Blueprint Medicines Corporation, a global precision therapy company, since February 2016. Mr. Coats received his Bachelor of Science in public administration from Oakland University.

There are no arrangements or understandings between Mr. Coats and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Coats has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Mr. Coats will be compensated in the same manner as the Company’s other non-employee directors. Information concerning the current compensation of the Company’s directors is set forth in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022. Accordingly, Mr. Coats received, upon his election to the Board, an option to purchase 31,000 shares of common stock of the Company at an exercise price of $27.17 per share, the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of Mr. Coats’s election.

In connection with his election, Mr. Coats has entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-256608) filed with the SEC on May 28, 2021. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Coats for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

Following the resignation of Mr. Evans and the appointment of Mr. Coats, the size of the Board remains at seven members.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

99.1 Press Release issued by Verve Therapeutics, Inc. on August 9, 2022.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERVE THERAPEUTICS, INC.

Date: August 9, 2022	By:	/s/ Allison Dorval
Name: Allison Dorval
Title: Chief Financial Officer